UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 18, 2015

Monster Beverage Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-18761	39-1679918
(Commission File Number)	(IRS Employer Identification No.)

1 Monster Way

Corona, California 92879
(Address of principal executive offices and zip code)

(951) 739 - 6200
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Monster Beverage Corporation, through its operating subsidiary, Monster Energy Company (“MEC”), and Coca-Cola Refreshments USA, Inc. (“CCR”) have entered into an amended and restated distribution agreement (the “CCR Distribution Agreement”), dated as of March 18, 2015, granting CCR rights to distribute energy drink products offered, packaged and/or marketed by MEC or its affiliates under the primary brand name “Monster” (the “MEC Products”) throughout a significant portion of the geographic territory CCR currently services for the distribution of Coca-Cola™ products (the “Territory”).  A summary description of material provisions of the CCR Distribution Agreement is included below.

Pursuant to the CCR Distribution Agreement, MEC has appointed CCR as the exclusive distributor and seller of MEC Products to CCR’s accounts or classes of accounts within the Territory, excluding certain military accounts which will be exclusively served by MEC, and excluding general sports retailer accounts and national specialty retailer accounts which will be served by CCR on a non-exclusive basis (the “Accounts”).  The CCR Distribution Agreement expands the scope of the geographic territory and the number of accounts to which CCR currently has the rights to distribute MEC Products and supersedes and replaces all prior agreements between MEC and CCR regarding the same subject matter.  MEC has reserved the right under the CCR Distribution Agreement to establish the terms of sale for MEC Products to certain categories of large retail customers (“National Accounts”) doing business in the Territory, but CCR may service specific outlets of such National Accounts located within the Territory (in accordance with such arrangements and on the same terms and at the same prices as MEC agrees with the particular National Account) if the National Account agrees to be serviced by CCR and CCR elects to do so.  If MEC services an outlet of a National Account located in the Territory directly, MEC has agreed to pay to CCR a specified amount, computed in accordance with the CCR Distribution Agreement, for the remainder of the term thereof.   The provisions of the CCR Distribution Agreement relating to National Accounts do not apply to accounts specified as MEC exclusive accounts or non-exclusive accounts of CCR.

The CCR Distribution Agreement has an initial term of 20 years, subject to specified termination rights held by each party.  After the initial term, the CCR Distribution Agreement shall, subject to either party’s termination rights under the CCR Distribution Agreement, continue and remain in effect unless either party gives written notice of non-renewal to the other party at least 90 days prior to the end of the initial term or any subsequent anniversary of the date performance commences under the CCR Distribution Agreement.

The CCR Distribution Agreement obligates CCR to perform specified and customary duties of a beverage product distributor, including using commercially reasonable good faith efforts to develop and exploit the full potential of the business of distributing, marketing and selling MEC Products throughout the Territory.  MEC and CCR have agreed to share the costs of promotional activities for the MEC Products distributed in the Territory by CCR.  MEC will maintain primary responsibility for the overall global branding and positioning of MEC Products, as well as brand and image marketing for MEC Products.

CCR will purchase MEC Products from MEC (or its nominees) for distribution to the Accounts in the Territory at prices to be set forth in MEC’s then-current price list, as the same may be changed by MEC from time to time.  CCR has also agreed to pay to MEC, along with the payment of each invoice for MEC Products delivered to CCR for distribution to the Accounts, a facilitation fee to be remitted by MEC to The Coca-Cola Company in exchange for The Coca-Cola Company facilitating and coordinating CCR’s entrance into the CCR Distribution Agreement and the ongoing relationship between MEC and CCR, as well as the provision of other assistance.

With the exception of products that are owned, marketed, sold or distributed by The Coca-Cola Company or an affiliate of The Coca-Cola Company and certain other exceptions, CCR has agreed that, during the term of the CCR Distribution Agreement, CCR will not (and will not assist any third party to) market, sell, or distribute any energy drinks or products reasonably likely to be confused with any MEC Products in the Territory or reasonably likely to be perceived by consumers as confusingly similar to or to be passed off as MEC Products.

The CCR Distribution Agreement contains other terms in a form substantially similar to those customarily found in distribution agreements including terms relating to exclusion of damages, indemnification, dispute resolution and miscellaneous provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monster Beverage Corporation

Date: March 24, 2015	/s/ Hilton H. Schlosberg
Hilton H. Schlosberg
Vice Chairman of the Board of Directors,
President and Chief Financial Officer